Annual Statement of Compliance

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080

LaSalle Bank National Association
135 South LaSalle Street, Suite 1511
Chicago, Illinois 60603

Attention: Merrill Lynch Mortgage Investors Trust, Series 2006-SL2

Re: Servicing Agreement (the "Agreement"), dated as of July 1, 2006 among Merrill
Lynch Mortgage Investors, Inc., as depositor, Wilshire Credit Corporation, as servicer, and LaSalle Bank National Association, as master servicer and securities administrator,
Citibank, N.A., as indenture trustee, Merrill Lynch Mortgage Lending, Inc., as sponsor, and Merrill Lynch Mortgage Investors Trust, Series 2006-SL2, as issuing entity, relating to Merrill Lynch Mortgage Investors Trust, Mortgage Loan Asset-Backed Securities, Series 2006-SL2

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Securities Administrator, hereby certify that:

(1) A review of the activities of the Securities Administrator during the preceding calendar year and of the performance of the Servicer under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Securities Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Securities Administrator

/s/ Barbara L Marik
Barbara L. Marik
First Vice President